Exhibit 10.5

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of August 27, 2024 (the “Effective Date”), by and between Pharma Two B Ltd., an Israeli company number 513958371 (the “Company”), and Dan Teleman, Israeli I.D. [*****] (the “Executive” and collectively with the Company, the “Parties”).

R E C I T A L S

WHEREAS, the Company and the Executive have entered into an employment agreement dated April 18, 2023 (the “Employment Agreement”); and

WHEREAS, the Employment Agreement includes certain provisions which the Parties mutually wish to amend, effectively as of the Effective Date, as set forth herein.

NOW, THEREFORE, the Parties agree to amend the Employment Agreement as follows:

1. Amendments to Exhibit D. Exhibit D of the Employment Agreement is hereby canceled and replaced in its entirety by the Amended and Restated Exhibit D attached hereto.

2. General.

2.1. This Amendment shall be deemed for all intents and purposes as an integral part of the Employment Agreement. All capitalized terms used and not defined in this Amendment shall have the meanings attributed to them in the Employment Agreement. In the event of any inconsistency between the provisions of this Amendment and the provisions of the Employment Agreement, this Amendment shall prevail. Except as provided explicitly herein, all other provisions of the Employment Agreement shall continue to be in full force and effect.

2.2. This Amendment supersedes all prior agreements, written or oral, between the Parties relating to the subject matter of this Amendment. Executive acknowledges that he has read and fully understands all the provisions of this Amendment and that the signing of this Amendment is made at Executive’s own free will.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

/s/ Jeffrey Berkowitz	/s/ Dan Teleman
Pharma Two B Ltd.	Dan Teleman

Amended and Restated Exhibit D

Equity Award

In accordance with the approval of the Company’s board of directors (and/or any committee thereof) (the “Board”) dated July 12, 2024, the Executive shall be granted options to purchase up to 2,137 Preferred F-3 Shares of the Company (the “Options”), subject to any dilution, and under the following terms and conditions. Each Option shall be exercised for NIS 0.01 per each Preferred F-3 Share, provided that upon the Closing of the Merger or any other transaction determined by the Board, the Options will convert to options for Ordinary Shares.

“Closing of the Merger” means the Closing, as defined in that certain Agreement and Plan of Merger by and among the Company, Pearl Merger Sub, Inc. and Hepion Pharmaceuticals, Inc., dated as of July 19, 2024,

Subject to the Plan (as defined below), the Options shall vest and become exercisable in accordance with the following vesting schedule: 25% of the shares covered by the Options has vested as of the date of the grant letter and 6.25% of the shares covered by the Options shall vest and become exercisable at the end of each three- month period thereafter, over the course of the subsequent three years; provided that the Executive remains continuously employed by the Company on each such vesting date, in compliance with this Employment Agreement. Any unvested shares underlying the Options will fully accelerate upon (i) a Merger/Sale (as defined in the Plan (as defined below)), (ii) the Closing of the Merger or (iii) any other event determined by the Board, provided that the Executive remains employed by the Company on such date.

The grant of the Options is contingent upon shareholder adoption of amended and restated articles of association, which will include the creation and the rights of the Preferred F-3 Shares.

Upon the grant of the Options, any prior options granted to the Executive, including those specified in the two notices of option grants dated January 29, 2023, to purchase 743 and 479 Ordinary Shares (the “Previous Options”), will be canceled. The Executive agrees not to exercise any Previous Options during the period from the date hereof until the new Options are granted.

Except as explicitly stated herein, the Options shall be granted under and be subject to the Company’s 2017 share incentive plan (as amended from time to time, the “Plan”). The grant of Options is further subject to execution by the Executive of an award agreement and such other documents, in forms determined by the Company from time to time, at its discretion (which award agreement shall include, inter alia, the vesting schedule, exercise price, a proxy and power of attorney).

The Executive shall take all actions and shall sign all documents required, at the discretion of the Company, in connection with the grant of Options and exercise and the sale of shares covered by the Options. Any tax and other compulsory payments in connection with the Options or the shares covered by the Options (including, the grant, vesting and exercise of the Options or the sale, substitution or exchange of shares issuable upon their exercise) shall be borne and paid solely by the Executive, and the Executive hereby agrees to indemnify the Company and its successors and assignees, and agrees to hold each harmless, upon first demand, with respect to any liability, loss and expense (including legal fees) suffered or incurred by any of them in connection therewith. Nothing herein is intended to constitute a grant to the Executive of Options, nor any other rights with respect to the share capital of the Company, and the only obligation of the Company hereunder is to recommend to the Board to grant the Options to the Executive as set forth herein.

Cash Bonus

Upon the Closing of the Merger, the Executive will be entitled to a one-time lump-sum bonus of NIS240,000, subject to all applicable withholdings and deductions as required by law.